Contacts:
Tracy Henrikson	Rebecca Gregory
Corporate Communications	Corporate Communications
ImClone Systems Incorporated	ImClone Systems Incorporated
(908) 243-9945	(646) 638-5058
MEDIA@IMCLONE.COM

IMCLONE SYSTEMS REPORTS SECOND QUARTER 2008 FINANCIAL RESULTS

— ERBITUX® Demand-Based North American Net Sales Increase 21% Year over Year and 3% Quarter over Quarter —

— Quarterly Revenue Growth Offset by Increased Investments Related to the Advancement of
ImClone’s Proprietary Pipeline of Novel Antibodies —

— Second Quarter Adjusted Earnings Per Share of $0.31
and GAAP Earnings Per Share of $0.29 —

NEW YORK, July 24, 2008 – ImClone Systems Incorporated (NASDAQ: IMCL), a global leader in the development and commercialization of novel antibodies to treat cancer, today announced its financial results for the quarter ended June 30, 2008. For the second quarter of 2008, the Company reported adjusted net income of $27.1 million or earnings of $0.31 per diluted share, compared with net income of $31.9 million or earnings of $0.36 per diluted share for the second quarter of 2007.

The Company’s adjusted net income for the second quarter of 2008 excludes the impact of a non-operating write-down of investments of $1.8 million, after tax, which related to the additional decline in fair value of two auction rate securities investments that were affected by the recent downgrade of MBIA and Ambac.

The Company reported an 11% increase in total quarterly revenues compared to the second quarter of 2007, which was offset by increased investments related to the advancement of its proprietary pipeline of novel antibodies.

On a reported basis, calculated in accordance with U.S. generally accepted accounting principles (GAAP), the Company reported net income of $25.3 million or earnings of $0.29 per diluted share for the second quarter of 2008, as compared to net income of $31.9 million or earnings of $0.36 per diluted share for the second quarter of 2007.

ImClone has reported adjusted net income because it believes that adjusted net income is indicative of the underlying operations of the business and is relevant to gaining an understanding of the Company's trends and potential future performance (please see Adjusted Earnings Reconciliation below).

“Our second quarter financial results reflect our intensified clinical development efforts to advance our proprietary pipeline into later stage trials, a key element of ImClone’s growth strategy,” said Ken Zuerblis, Chief Financial Officer of ImClone. “We believe we are making the appropriate investments to fuel our growth in the years to come.”

Global net sales of ERBITUX® (cetuximab) for the second quarter of 2008 grew to $423.3 million, an increase of 1% compared to $417.3 million for the previous quarter and an increase of 33% compared to $319.2 million for the same period last year. North American net sales of ERBITUX for the second quarter of 2008 were $195.1 million, compared to $187.5 million for the previous quarter and $162.1 million for the same period last year. The North American net sales for the second quarter of 2008 were negatively affected by wholesaler inventory reductions of approximately $0.9 million during the period, approximately $2.1 million in the previous quarter, and favorably affected by wholesaler stocking of approximately $0.1 million in the 2007 second quarter. Excluding the impact of these inventory fluctuations, demand-based North American net sales of ERBITUX increased from $162.0 million in the second quarter of 2007 and $189.6 million in the first quarter of 2008 to $196.0 million in the second quarter of 2008, or increases of 21% and 3%, respectively. Net sales of ERBITUX outside North America were $228.3 million in the second quarter of 2008 as compared to $157.2 million for the same period last year, an increase of $71.1 million of which $32.7 million was due to exchange rate. ERBITUX net sales outside North America were relatively unchanged as compared to the $229.8 million generated in the first quarter of 2008.

“In the second quarter we continued to increase total global sales of ERBITUX and made important progress in our strategic efforts to accelerate sales in future years,” said John H. Johnson, Chief Executive Officer of ImClone. “A recent major milestone for ImClone was the approval we received to market ERBITUX in Japan for use in treating patients with advanced colorectal cancer. In tandem, we continue to aggressively pursue further market penetration in the U.S. and Europe through product label expansion in our established franchises in colorectal cancer and head and neck cancer as well as in non-small cell lung cancer. Our efforts to broaden the use of ERBITUX are also evidenced by the Phase 3 trials in gastric cancer and esophageal cancer that have recently commenced.”

Mr. Johnson continued, “We also continued to execute on our strategies to advance the clinical development of our pipeline of novel antibodies and expand our capabilities and capacity. Since the start of the second quarter we have initiated a number of additional disease directed trials of our pipeline antibodies and look forward to commencing the first Phase 3 trial of these antibodies, IMC-1121B in metastatic breast cancer, very shortly. The recent establishment of our operations in Germany is an important step in furthering our relationships with key opinion leaders and regulatory agencies worldwide for the increasing number of international clinical trials we have underway.”

Total revenues for the second quarter of 2008 increased to $166.5 million, compared to $150.4 million for the same period last year. Second quarter 2008 total revenues included the following:

•
Royalty revenue of $97.8 million, an increase of 25% compared to $78.1 million for the second quarter of 2007. Royalty revenue consists of 39% of Bristol-Myers Squibb’s (BMS) North American ERBITUX net sales of $195.1 million and 9.5% of Merck KGaA’s international ERBITUX net sales of $228.3 million;

•
License fees and milestone revenue of $27.8 million, a decrease of 17% compared to $33.4 million for the second quarter of 2007. This decrease is primarily due to the impact on the recognition of BMS milestone revenue due to changes in ERBITUX clinical development cost estimates as a result of the Company’s amended agreement with BMS for the co-development and co-commercialization for ERBITUX in North America;

•	Manufacturing revenue of $21.4 million, a decrease of 7% compared to $23.0 million for the second quarter of 2007; and

•
Collaborative agreement reimbursements revenue of $19.5 million, an increase of $3.7 million compared to $15.8 million for the second quarter of 2007. This increase is primarily attributable to increased reimbursements of clinical expenses by BMS.

Total operating expenses for the second quarter of 2008 were $122.5 million, an increase of 12% compared to $109.1 million for the same period of last year. Second quarter 2008 operating expenses included the following:

•
Research and development expense of $55.9 million, an increase of 17% compared to the $47.6 million for the same period last year. Second quarter 2008 research and development expense also increased by 17% compared to $47.7 million for the previous quarter, primarily due to an increase in costs related to the Company’s proprietary pipeline antibodies;

•
Selling, general and administrative expense of $22.5 million, an increase of 15% compared to $19.6 million for the same period of last year. This increase is primarily attributable to the Company’s expanded efforts in the second half of 2007 to grow ERBITUX sales in North America and prepare for anticipated product launch in Japan. Selling, general and administrative expense as a percentage of total revenues was 13% compared to 15% in the previous quarter;

•
Royalty expense of $24.3 million, an increase of 28% compared to $19.0 million for the second quarter of 2007 due to ERBITUX sales growth. Royalty expense was approximately 5.7% of total global net sales for the second quarter of 2008; and

•	Cost of manufacturing revenue was $19.8 million compared to $23.0 million for the second quarter of 2007.

Operating income for the quarter increased to $44.0 million compared to $41.3 million for the same period last year. Net interest and other income decreased by $6.2 million compared to the second quarter last year primarily due to decreases in rates received on our cash and investments, which are principally invested in money market funds.

The effective tax rate for the quarter was approximately 43.5%, which excludes the effect of discrete items. The Company’s effective tax rate for the remaining quarters of 2008 is expected to be in the range of 40% to 45%, excluding the effect of discrete items. Total net cash income tax payments for 2008 are expected to be less than $2.0 million.

Net income for the second quarter of 2008 was $25.3 million or $0.29 per diluted share, compared to $31.9 million or $0.36 per diluted share for the second quarter of 2007 and net loss of $55.9 million or $0.65 loss per diluted share for the first quarter of 2008.

Total revenues for the six months ended June 30, 2008 were $329.2 million, compared to $291.9 million for the comparable period in 2007. For the first six months of 2008, the Company reported adjusted net income of $56.1 million or earnings of $0.63 per diluted share, compared with net income of $60.7 million or earnings of $0.69 per diluted share for the same period in 2007. The Company’s adjusted net income for the six months ended 2008 excludes the impact of a non-operating write-down of $86.7 million, after tax, which was principally related to the decline in fair value of our investments in auction rate securities. On a reported basis, calculated in accordance with GAAP, the Company reported a net loss of $30.6 million or $0.35 loss per diluted share for the first six months of 2008.

Adjusted Earnings Reconciliation

To provide investors with a clearer picture of the Company’s earnings versus last year, a reconciliation of earnings (loss) per diluted share prepared in accordance with GAAP to adjusted diluted earnings per share is set forth below. For the second quarter and six months ended June 30, 2008, adjusted earnings per diluted share excludes the effect of the impairment charge on investments principally related to the decline in fair value of our investments in auction rate securities.

	Three Months Ended		Six Months Ended
	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007
GAAP earnings (loss) per diluted share	$0.29	$0.36	$(0.35)	$0.69
Impairment charge	0.02	—	0.92	—
Effect of dilution	—	—	0.06	—
Adjusted earnings per diluted share	$0.31	$0.36	$0.63	$0.69

The Company believes that it is useful to present adjusted earnings per diluted share financial measures because it provides investors with a more complete understanding of the Company’s underlying operational results and trends. You should not consider adjusted earnings per diluted share financial measures in isolation or as a substitute for such measures determined in accordance with GAAP, as set forth above.

ERBITUX and Pipeline Clinical Development Update

ERBITUX
Significant data on ERBITUX were presented at the American Society of Clinical Oncology (ASCO) 2008 Annual Meeting in June. In total, new clinical data on ERBITUX was featured in more than 80 oral presentations, poster discussions and abstracts at the meeting.
•
Results from a Phase 3 study of ERBITUX in combination with platinum-based chemotherapy (vinorelbine plus cisplatin), show the addition of ERBITUX to platinum-based chemotherapy significantly increased overall survival in the first-line treatment of patients with advanced non-small cell lung cancer (NSCLC), when compared with platinum-based chemotherapy alone. This improvement in survival was observed across all histological subtypes, patient performance status (a measure of well-being), age groups, previous smoking history, and gender. This large, randomized multi-national study, known as FLEX, enrolled patients with Stage IIIB or Stage IV NSCLC who had not previously received chemotherapy. Unlike previous pivotal studies of monoclonal antibodies in NSCLC, the FLEX study enrolled patients with a broad range of performance capabilities and histological subtypes - reflective of physicians' everyday practice. Additionally, data from a Phase 2 study known as RTOG-0324 show that adding ERBITUX to chemotherapy and radiotherapy for patients with inoperable NSCLC resulted in higher median survival rates and two-year overall survival rates than previous RTOG studies in patients with Stage III A/B inoperable NSCLC.

•
New data of ERBITUX in combination with chemotherapy in the first-line treatment of metastatic colorectal cancer (mCRC) demonstrate that patients with the wild-type K-Ras biomarker can achieve outcomes beyond the significant improvements seen with ERBITUX in combination with chemotherapy in an unselected mCRC patient population. Data from new analyses of a pivotal Phase 3 trial known as CRYSTAL show increased efficacy of ERBITUX in first-line mCRC patients with the “wild-type” K-Ras biomarker. The K-Ras analyses from the CRYSTAL trial, as well as those from the OPUS trial and other studies of ERBITUX in mCRC, demonstrate increased efficacy in wild-type K-Ras patients treated with ERBITUX in combination with either irinotecan- or oxaliplatin-based chemotherapy, or as a monotherapy. In the CRYSTAL study, this increased efficacy was mirrored in remarkably high response rates and decrease in risk of progression when compared to an unselected population.

Pipeline Clinical Development
Since the beginning of 2008, ImClone has continued to make progress in advancing its earlier stage pipeline, consisting of five receptor-targeted fully-human IgG1 antibodies, through clinical development.
•
In April, ImClone announced that it reached agreement with the U.S. Food and Drug Administration (FDA) under a Special Protocol Assessment (SPA) for its planned Phase 3 clinical trial of IMC-1121B, ImClone’s anti-vascular endothelial growth factor receptor-2 (VEGFR-2) monoclonal antibody, in women with metastatic breast cancer. The trial is expected to commence shortly. A second Phase 3 study of IMC-1121B, in gastric cancer, is expected to commence within the next year. In addition to these studies, Phase 2 trials of IMC-1121B in patients with metastatic melanoma, renal cancer, and advanced hepatocellular carcinoma (liver cancer) are enrolling patients. The Company plans to open additional Phase 2 clinical trials of IMC-1121B in 2008.

•
A number of trials of IMC-A12, ImClone’s anti-insulin-like growth factor-1 receptor (IGF-1R) monoclonal antibody, have been initiated since the start of the second quarter: a Phase 2 clinical trial of IMC-A12 in patients with head and neck cancer commenced patient enrollment in April; a Phase 2 clinical trial of IMC-A12 in patients with advanced hepatocellular cancer (liver cancer) opened for patient enrollment in May; the initial stage of a series of Phase 1/2 clinical trials of IMC-A12 in patients with advanced pancreatic cancer opened for patient enrollment in May; a Phase 1 trial of IMC-A12 plus the mTOR inhibitor temsirolimus in patients with advanced solid malignancies and lymphoma opened for patient enrollment in June; and a Phase 2 trial of IMC-A12 in adolescents and adult patients with several types of soft tissue sarcoma opened for patient enrollment in July. In addition to these studies, Phase 2 studies of IMC-A12 in patients with prostate and colorectal cancers are enrolling patients, and the Company plans to open additional Phase 2 clinical trials of IMC-A12 in 2008.

•
A Phase 2 trial of FOLFOX chemotherapy plus IMC-11F8, ImClone’s fully-human IgG1 anti-epidermal growth factor receptor monoclonal antibody, completed patient enrollment in Europe. Preliminary results of the trial, which was presented at the ASCO 2008 Annual Meeting, included an acceptable safety profile and an objective response rate of 65.2% in patients whose tumors were not pre-selected on the basis of K-Ras mutational status. ImClone is planning two global Phase 3 studies of IMC-11F8 in two different indications in 2009.

•
Continued progress has been made towards the completion of Phase 1 clinical trials of IMC-18F1, ImClone’s anti-vascular endothelial growth factor receptor-1 (VEGFR-1) monoclonal antibody, and IMC-3G3, ImClone’s monoclonal antibody targeting platelet-derived growth factor receptor-alpha. The Company plans to initiate disease-directed clinical trials with both novel antibodies following completion of these Phase 1 trials.

Conference Call
ImClone will host a conference call with the financial community to discuss its second quarter 2008 financial results on Thursday, July 24, 2008 at 11:00 a.m. EDT.

The conference call will be webcast live and may be accessed by visiting ImClone Systems’ website at www.imclone.com. A replay of the audio webcast will be available under “Earnings Webcast” in the “Investor Relations” section of the Company’s website starting shortly after the call on July 24, 2008.

Those parties interested in participating via telephone may join by dialing (800) 370-0740 domestically, or (404) 665-9648 for calls outside of the U.S. and Canada, and referencing conference identification number 57026651. A telephone replay of the conference call will be available shortly after the call until July 31, 2008 at midnight EDT. To access the telephone replay, dial (800) 642-1687 domestically, or (706) 645-9291 for calls outside of the U.S. and Canada, and enter the conference identification number 57026651.

About ERBITUX® (Cetuximab)
ERBITUX (cetuximab) is a monoclonal antibody (IgG1 Mab) designed to inhibit the function of a molecular structure expressed on the surface of normal and tumor cells called the epidermal growth factor receptor (EGFR, HER1, c-ErbB-1). In vitro assays and in vivo animal studies have shown that binding of ERBITUX to the EGFR blocks phosphorylation and activation of receptor-associated kinases, resulting in inhibition of cell growth, induction of apoptosis, and decreased matrix metalloproteinase and vascular endothelial growth factor production. In vitro, ERBITUX can mediate antibody-dependent cellular cytotoxicity (ADCC) against certain human tumor types. In vitro assays and in vivo animal studies have shown that ERBITUX inhibits the growth and survival of tumor cells that express the EGFR. No anti-tumor effects of ERBITUX were observed in human tumor xenografts lacking EGFR expression.

Squamous Cell Carcinoma of the Head and Neck (SCCHN)
ERBITUX, in combination with radiation therapy, is indicated for the initial treatment of locally or regionally advanced squamous cell carcinoma of the head and neck. ERBITUX, as a single agent, is indicated for the treatment of patients with recurrent or metastatic squamous cell carcinoma of the head and neck for whom prior platinum-based therapy has failed.

Colorectal Cancer
ERBITUX, as a single agent, is indicated for the treatment of EGFR-expressing metastatic colorectal cancer after failure of both irinotecan- and oxaliplatin-based regimens. ERBITUX, as a single agent, is also indicated for the treatment of EGFR-expressing metastatic colorectal cancer in patients who are intolerant to irinotecan-based regimens.

ERBITUX, in combination with irinotecan, is indicated for the treatment of EGFR-expressing metastatic colorectal carcinoma in patients who are refractory to irinotecan-based chemotherapy. The effectiveness of ERBITUX in combination with irinotecan is based on objective response rates. Currently, no data are available that demonstrate an improvement in disease-related symptoms or increased survival with ERBITUX in combination with irinotecan for the treatment of EGFR-expressing metastatic colorectal carcinoma.

For full prescribing information, including boxed WARNINGS regarding infusion reactions and cardiopulmonary arrest, visit http://www.ERBITUX.com.

IMPORTANT SAFETY INFORMATION
Grade 3/4 infusion reactions occurred in approximately 3% of patients receiving ERBITUX (Cetuximab) in clinical trials, with fatal outcome reported in less than 1 in 1000. Serious infusion reactions, requiring medical intervention and immediate, permanent discontinuation of ERBITUX, included rapid onset of airway obstruction (bronchospasm, stridor, hoarseness), hypotension, loss of consciousness, and/or cardiac arrest. Most reactions (90%) were associated with the first infusion of ERBITUX despite premedication with antihistamines. Caution must be exercised with every ERBITUX infusion, as there were patients who experienced their first severe infusion reaction during later infusions. Monitor patients for 1 hour following ERBITUX infusions in a setting with resuscitation equipment and other agents necessary to treat anaphylaxis (eg, epinephrine, corticosteroids, intravenous antihistamines, bronchodilators, and oxygen). Longer observation periods may be required in patients who require treatment for infusion reactions.

Cardiopulmonary arrest and/or sudden death occurred in 4 (2%) of 208 patients with squamous cell carcinoma of the head and neck treated with radiation therapy and ERBITUX, as compared to none of 212 patients treated with radiation therapy alone. Fatal events occurred within 1 to 43 days after the last ERBITUX treatment. Carefully consider the use of ERBITUX in combination with radiation therapy in head and neck cancer patients with a history of coronary artery disease, congestive heart failure or arrhythmias in light of these risks. Closely monitor serum electrolytes including serum magnesium, potassium, and calcium during and after ERBITUX therapy.

Interstitial lung disease (ILD), which was fatal in one case, occurred in 4 of 1570 (<0.5%) patients receiving ERBITUX in clinical trials. Interrupt ERBITUX for acute onset or worsening of pulmonary symptoms. Permanently discontinue ERBITUX where ILD is confirmed.

In clinical studies of ERBITUX, dermatologic toxicities, including acneform rash, skin drying and fissuring, paronychial inflammation, infectious sequelae (eg, S. aureus sepsis, abscess formation, cellulitis, blepharitis, cheilitis), and hypertrichosis, occurred in patients receiving ERBITUX therapy. Acneform rash occurred in 76-88% of 1373 patients receiving ERBITUX in clinical trials. Severe acneform rash occurred in 1-17% of patients. Acneform rash usually developed within the first two weeks of therapy and resolved in a majority of the patients after cessation of treatment, although in nearly half, the event continued beyond 28 days. Monitor patients receiving ERBITUX for dermatologic toxicities and infectious sequelae. Sun exposure may exacerbate these effects.

The safety of ERBITUX in combination with radiation therapy and cisplatin has not been established. Death and serious cardiotoxicity were observed in a single-arm trial with ERBITUX, radiation therapy, and cisplatin (100 mg/m2) in patients with locally advanced squamous cell carcinoma of the head and neck. Two of 21 patients died, one as a result of pneumonia and one of an unknown cause. Four patients discontinued treatment due to adverse events. Two of these discontinuations were due to cardiac events.

Hypomagnesemia occurred in 55% (199/365) of patients receiving ERBITUX and was severe (NCI CTC grades 3 & 4) in 6-17%. The onset of hypomagnesemia and accompanying electrolyte abnormalities occurred days to months after initiation of ERBITUX therapy. Monitor patients periodically for hypomagnesemia, hypocalcemia and hypokalemia, during, and for at least 8 weeks following the completion of, ERBITUX therapy. Replete electrolytes as necessary.

The overall incidence of late radiation toxicities (any grade) was higher with ERBITUX in combination with radiation therapy compared with radiation therapy alone. The following sites were affected: salivary glands (65%/56%), larynx (52%/36%), subcutaneous tissue (49%/45%), mucous membranes (48%/39%), esophagus (44%/35%), and skin (42%/33%) in the ERBITUX and radiation versus radiation alone arms, respectively. The incidence of grade 3 or 4 late radiation toxicities were similar between the radiation therapy alone and the ERBITUX plus radiation therapy arms.

In women of childbearing potential, appropriate contraceptive measures must be used during treatment with ERBITUX and for 6 months following the last dose of ERBITUX. ERBITUX should only be used during pregnancy if the potential benefit justifies the potential risk to the fetus.

The most serious adverse reactions associated with ERBITUX across all studies were infusion reactions, cardiopulmonary arrest, dermatologic toxicity and radiation dermatitis, sepsis, renal failure, interstitial lung disease, and pulmonary embolus.

The most common adverse reactions associated with ERBITUX (incidence ≥25%) are cutaneous adverse reactions (including rash, pruritus, and nail changes), headache, diarrhea, and infection.

The most frequent adverse events seen in patients with carcinomas of the head and neck receiving ERBITUX in combination with radiation therapy (n=208) versus radiation alone (n=212) (incidence ≥50%) were acneform rash (87%/10%), radiation dermatitis (86%/90%), weight loss (84%/72%), and asthenia (56%/49%). The most common grade 3/4 adverse events (≥10%) included: radiation dermatitis (23%), acneform rash (17%), and weight loss (11%).

The most frequent adverse events seen in patients with metastatic colorectal cancer (n=288) in the ERBITUX + best supportive care arm (incidence ≥ 50%) were fatigue (89%), rash/desquamation (89%), abdominal pain (59%), and pain-other (51%). The most common grade 3/4 adverse events (≥10%) included: fatigue (33%), pain-other (16%), dyspnea (16%), abdominal pain (14%), infection without neutropenia (13%), rash/desquamation (12%), and gastrointestinal-other (10%).

The most frequent adverse events seen in patients with metastatic colorectal cancer (n=354) treated with ERBITUX plus irinotecan in clinical trials (incidence ≥ 50%) were acneform rash (88%), asthenia/malaise (73%), diarrhea (72%), and nausea (55%). The most common grade 3/4 adverse events (≥ 10%) included: diarrhea (22%), leukopenia (17%), asthenia/malaise (16%), and acneform rash (14%).

About ImClone Systems Incorporated
ImClone Systems Incorporated is a fully integrated global biopharmaceutical company committed to advancing oncology care by developing and commercializing a portfolio of targeted biologic treatments designed to address the medical needs of patients with a variety of cancers. The Company’s research and development programs include growth factor blockers and angiogenesis inhibitors. ImClone Systems’ headquarters and research operations are located in New York City, with additional administration and manufacturing facilities in Branchburg, New Jersey. For more information about ImClone Systems, please visit the Company’s web site at http://www.imclone.com.

ERBITUX® is a registered trademark of ImClone Systems Incorporated.

Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Although the company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those currently expected. Many of these factors are beyond the company's ability to control or predict. Important factors that may cause actual results to differ materially and could impact the company and the statements contained in this news release can be found in the company's filings with the Securities and Exchange Commission, particularly those factors identified as “risk factors” in the Company’s most recent annual report of Form 10-K and in its quarterly reports on Form 10-Q and current reports on Form 8-K. For forward-looking statements in this news release, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The company assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.

(see attached tables)

IMCLONE SYSTEMS INCORPORATED
Consolidated Statements of Operations
(Unaudited)
(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007

Revenues:
Royalties	$97,764	$78,144	$192,750	$154,507
License fees and milestones	27,818	33,445	51,950	62,739
Manufacturing	21,391	23,025	46,833	39,483
Collaborative agreement reimbursements	19,544	15,818	37,626	35,203
Total revenues	166,517	150,432	329,159	291,932
Operating expenses:
Research and development	55,858	47,557	103,547	95,248
Selling, general and administrative	22,469	19,553	47,292	35,904
Royalties	24,336	18,988	47,873	35,774
Cost of manufacturing revenue	19,840	22,999	43,929	36,854
Total operating expenses	122,503	109,097	242,641	203,780

Operating income	44,014	41,335	86,518	88,152

Other income (expense):
Interest and other income, net	4,156	10,327	10,686	19,872
Impairment charge on investments in securities	(1,809)	-	(86,678)	-

Income before income taxes	46,361	51,662	10,526	108,024
Income tax provision	21,075	19,757	41,140	47,364

Net income (loss)	$25,286	$31,905	$(30,614)	$60,660

Earnings (loss) per common share:
Basic	$0.29	$0.37	$(0.35)	$0.71
Diluted	$0.29	$0.36	$(0.35)	$0.69
Shares used in calculation of earnings (loss) per common share:
Basic	86,546	85,726	86,459	85,492
Diluted	94,074	93,212	86,459	92,790

IMCLONE SYSTEMS INCORPORATED
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	June 30,	December 31,
	2008	2007
Assets
Current assets:
Cash and cash equivalents	$889,862	$602,227
Securities available for sale	45,749	304,534
Inventories	137,170	116,153
Other current assets	134,568	125,748
Total current assets	1,207,349	1,148,662

Property, plant and equipment, net	392,488	397,682
Securities available for sale	96,482	109,060
Other assets	79,004	113,855
Total assets	$1,775,323	$1,769,259

Liabilities and Stockholders' Equity
Other current liabilities	$105,577	$89,475
Debt, current portion	600,000	-
Deferred revenue, current portion	114,398	107,182
Deferred revenue, long term	117,438	176,605
Long-term obligations	13,404	612,208
Total liabilities	950,817	985,470

Stockholders' equity	824,506	783,789
Total liabilities and stockholders' equity	$1,775,323	$1,769,259